Exhibit 99

                    FOR IMMEDIATE RELEASE
                    January 23, 1996

Norfolk Southern Board Increases Quarterly Dividend,
Authorizes Purchase of NS Stock

NORFOLK, VA -- Norfolk Southern Corporation today announced a 7.7 percent increase in its regular quarterly dividend, from 52 cents per share to 56 cents per share on its common stock, payable on March 11 to stockholders of record on February 2. Annualized, this rate is equal to $2.24 per share.

     Continuing a financial strategy begun in 1987 to provide returns to shareholders, the board also authorized a new program for the corporation to acquire an additional 30 million shares of common stock. Norfolk Southern expects to complete these purchases by the end of the year 2000.

     Through the end of 1995, Norfolk Southern had purchased approximately 63.9 million shares of its stock at a cost of approximately $2.9 billion.

     "In view of our strong performance in 1995 and the favorable long-term outlook for Norfolk Southern, we believe a dividend increase and continuation of the stock purchase program will serve to enhance shareholder value," said David R. Goode, chairman, president and chief executive officer.

     Purchases will continue to be made in regular brokerage transactions on the open market at prevailing market prices. Norfolk Southern's assessment of market conditions and alternative investment opportunities will govern the timing and volume of purchases.

     Norfolk Southern currently has approximately 129 million publicly held shares. If all the newly authorized 30 million shares were acquired, the number of publicly held shares would be reduced by more than 23 percent. The stock has a 52-week high of $81-5/8 and closed yesterday at $77-1/4.